                                                                  Exhibit 2.1(C)

                                June 30, 1998

Sealright Co., Inc.
9201 Packaging Drive
DeSoto, KS 66018
  --and--
Huhtamaki Oy
Lansituulentie 7
02100 ESP00
FINLAND

Dear Sirs:

          In connection with the Agreement and Plan of Merger by and among Huhtamaki Oy, Seal Acquisition Corporation ("Seal") and Sealright Co., Inc. ("Sealright"), dated as of March 2, 1998 (the "Merger Agreement") and other documents related thereto, we would like to set forth our understanding and agreement regarding the provision of certain services and products between Sealright and JPS Packaging Company ("JPS"). In connection therewith, it is our understanding that to the extent reasonably requested by JPS, Sealright will provide the following services:

          1.    Information Systems/Computer, including:
                . Payroll
                . Bank Reconciliation
                . Human Resources
                . Accounts Payable
                . General Ledger
                . Invoicing and Accounts Receivable
                . Fixed Assets
                . Office Support Systems
                . Other related services the parties may agree upon
                        *Additional required software licensing costs will be
                         paid by JPS.

          2.    Human Resources

          3.    Accounting

          4.    Treasury and Credit/Collection

          In addition, the parties will provide to each other certain products. To the extent reasonably requested by JPS, Sealright will manufacture Styrotech machines, and to the extent reasonably requested by Sealright, JPS will manufacture and supply certain aseptic lidding products, subject to customary terms and conditions of sale.

          The term of this letter agreement ("Agreement") and the provision of services and products hereunder shall be for a period of ninety (90) days commencing as of the closing date of the Merger contemplated by the Merger Agreement. At the request of JPS, this Agreement may be renewed for an additional ninety day (90) period (the "Renewal Period"). Costs and charges for any services provided hereunder, excluding the Lease, will be based upon the service or product provider's actual direct costs and will not include indirect or overhead costs, except that during the Renewal Period, if applicable, Sealright may charge JPS twice the cost for any such services performed during such period. Charges for any services performed or products provided hereunder will be billed to the appropriate party at the end of the initial ninety (90) day term (and, if applicable, at the end of the Renewal Period) and such bills shall include a reasonable breakdown of actual direct costs incurred.

          Sealright and JPS shall perform all services and manufacture all products hereunder as independent contractors, and nothing in this Agreement or in its performance shall create any employment, joint venture or agency relationship between them. All notices, requests for services or other matters related to this Agreement shall be made to John T. Carper at JPS and to _______________________ at Sealright, respectively. Huhtamaki agrees to cooperate with the terms of this Agreement and, to the extent Sealright fails to perform hereunder, to cause Sealright to so perform. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

          If you are in agreement with the foregoing, please sign a copy of this Agreement and return it to me, whereupon this Agreement shall constitute a valid and binding agreement.

                                           JPS PACKAGING COMPANY


                                           By:_______________________________
                                                  John T. Carper, President

AGREED AND ACCEPTED this ___
day of ______, 1998 by:

SEALRIGHT CO., INC.


By:__________________________
Name:
Title:

HUHTAMAKI OY


By:__________________________
Name:
Title:

By:__________________________
Name:
Title:

                                       2